Exhibit 99.1

Merrimack Reports First Quarter 2013 Financial Results

MM-398 Phase 3 (NAPOLI-1) top line results and several MM-121 Phase 2 top line results expected in second half of 2013

Cambridge, Mass., May 13, 2013 — Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer, today announced its first quarter 2013 financial results.

“We continue to execute on the advancement of our pipeline to address large unmet needs in the treatment of cancer,” said Robert Mulroy, President and CEO of Merrimack.  “We look forward to the second half of 2013 when we expect to report on the Phase 3 trial of MM-398 in second line pancreatic cancer and a number of Phase 2 results from MM-121 in breast, ovarian and non-small cell lung cancers.”

Merrimack will host a conference call today, Monday, May 13 at 11 a.m., Eastern time, to provide a brief update on its development pipeline.  The call will also provide a summary of first quarter 2013 financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 5892 0223.  A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, http://investors.merrimackpharma.com, and a replay of the call will be archived there for six weeks following the call.

Key Recent Events, Upcoming Milestones and Conferences

In the past two months, the following key events occurred:

•                  Completion of enrollment in a MM-121 Phase 2 clinical trial in advanced ovarian cancer, a MM-121 Phase 2 cohort in HER2-negative breast cancer and a MM-121 Phase 2 cohort in non-small cell lung cancer (NSCLC);

•                  Presentation of preclinical data for five candidates at the Annual Meeting of the American Association for Cancer Research, including oral presentations on MM-121 and MM-111;

•                  Launch of Merrimack’s new corporate website: www.merrimackpharma.com;

•                  Hosting of inaugural Research and Development Day reviewing the clinical stage therapeutic candidates; and

•                  Announcement of top line results from one of three cohorts (Group C) in a Phase 2 clinical trial evaluating MM-121 in combination with erlotinib in NSCLC.  The 50 patient, single arm cohort did not meet the primary endpoint, but preliminary biomarker analysis from the study was encouraging and will be analyzed in the context of the overall MM-121 clinical development program.

Merrimack anticipates the following milestones in the next 12 months:

•                  Completion of enrollment and announcement of top line data for the NAPOLI-1 study, MM-398’s global Phase 3 clinical trial in gemcitabine-resistant pancreatic cancer;

•                  Announcement of top line data from several MM-121 Phase 2 clinical trials focused on breast, ovarian and NSCLC cancers;

•                  Initiation of a Phase 2 clinical trial for MM-111 in second line gastric cancer; and

•                  Initiation of multiple Phase 1 combination and translational studies.

Merrimack expects to present at a number of investor conferences in the coming months including:

•                  Bank of America Merrill Lynch 2013 Healthcare Conference, May 14-16, 2013 in Las Vegas, Nevada;

•                  UBS Global Healthcare Conference, May 20-22, 2013 in New York, New York; and

•                  Jefferies 2013 Global Healthcare Conference, June 3-5, 2013 in New York, New York.

First Quarter 2013 Financial Results

•                  Net loss for the first quarter of 2013 was $28.3 million, or basic and diluted net loss per share available to common stockholders of $0.29, compared with net loss for the first quarter of 2012 of $23.4 million, or basic and diluted net loss per share available to common stockholders of $2.14.  This decrease in net loss per share available to common stockholders was primarily attributable to an increase in the weighted-average common shares used in computing net loss per share available to common stockholders as a result of Merrimack’s April 2012 initial public offering in which all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock and in which Merrimack issued 15,042,459 new shares of common stock.

•                  Collaboration revenues for the first quarter of 2013 were $14.7 million, compared with $11.3 million for the first quarter of 2012, an increase of $3.4 million, or 30%. This increase was primarily a result of increases in development and manufacturing revenues recognized under the 2009 license and collaboration agreement with Sanofi for the development and commercialization of MM-121.

•                  Research and development expenses for the first quarter of 2013 were $37.0 million, compared with $31.7 million for the first quarter of 2012, an increase of $5.3 million, or 17%. This increase was primarily attributable to the following:

•                  $3.9 million of increased MM-121 spending primarily due to increased enrollment of ongoing clinical trials;

•                  $2.4 million of increased MM-111 spending primarily due to the preparation to initiate a Phase 2 clinical trial; and

•                  $1.8 million of increased spending on preclinical programs, general research and discovery due to an increase in the number of preclinical programs in the pipeline and increased costs associated with each preclinical program as these programs approach clinical development.

These increases were partially offset by the following decreases:

•                  $1.4 million of decreased MM-141 spending primarily due to the absence in 2013 of IND-enabling activities that occurred in the first quarter of 2012;

•                  $1.1 million of decreased MM-151 spending primarily due to the absence in 2013 of a $1.5 million licensing payment that occurred in the first quarter of 2012, partially offset by increased clinical trial costs; and

•                  $0.5 million of decreased MM-398 spending primarily due to the absence in 2013 of a $5.0 million milestone payment that occurred in the first quarter of 2012, significantly offset by increased costs related to Merrimack’s ongoing Phase 3 clinical trial.

•                  General and administrative expenses for the first quarter of 2013 were $4.9 million, compared with $3.7 million for the first quarter of 2012, an increase of $1.2 million, or 32%. This increase was primarily related to an increase in labor and labor-related costs, including stock compensation expense.

•                  Other income and expenses, net for the first quarter of 2013 was $1.1 million of expense, compared with $0.6 million of income for the first quarter of 2012, a decrease of $1.7 million.   This decrease was primarily related to interest expense from Merrimack’s term loan with Hercules Technology Growth Capital, Inc.

2013 Financial Outlook

Based on current operating plans, Merrimack expects its existing unrestricted cash and cash equivalents and available-for-sale securities on hand as of March 31, 2013 of $86.7 million, anticipated interest income and research and development and manufacturing funding under its license and collaboration agreement with Sanofi related to MM-121 to be sufficient to fund operations into 2014.

About Merrimack

Merrimack Pharmaceuticals is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer. Merrimack applies its systems biology-based approach to biomedical research throughout the research and development process. Merrimack currently has six oncology therapeutics in clinical development.

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about Merrimack’s anticipated milestones over the next 12 months, Merrimack’s presentations at upcoming investor and scientific conferences and expectations regarding the sufficiency of Merrimack’s cash balance to fund operating expenses and capital expenditures. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 20, 2013 and other reports Merrimack files with the SEC.

Investor & Media Contact:  Kathleen Petrozzelli Gallagher, Corporate Communications, Merrimack, 617-441-1043, kgallagher@merrimackpharma.com

Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2013
Collaboration revenues	$11,344	$14,655
Operating expenses:
Research and development	31,651	36,989
General and administrative	3,728	4,932
Total operating expenses	35,379	41,921

Loss from operations	(24,035)	(27,266)

Other income and expenses, net	633	(1,057)

Net loss	$(23,402)	$(28,323)

Less net loss attributable to non-controlling interest	(118)	(170)

Net loss attributable to Merrimack	$(23,284)	$(28,153)

Other comprehensive income	—	18

Comprehensive loss	$(23,284)	$(28,135)

Net loss per share available to stockholders - basic and diluted	$(2.14)	$(0.29)

Weighted-average common shares used in computing net loss per share available to common stockholders - basic and diluted (1)	11,846	95,879

(1) In April 2012, Merrimack closed the initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended. Merrimack sold an aggregate of 15,042,459 shares of common stock under the registration statement at a public offering price of $7.00 per share, including 742,459 shares pursuant to the exercise by the underwriters of an over-allotment option. Net proceeds were approximately $98.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by Merrimack but prior to the payment of accrued dividends on Merrimack’s Series B convertible preferred stock. Upon closing the initial public offering, all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock, all outstanding warrants to purchase shares of convertible preferred stock were converted into warrants to purchase shares of common stock and approximately $4.3 million of cash dividends became payable to the holders of Series B convertible preferred stock.

Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	As of December 31, 2012	As of March 31, 2013
Assets
Cash and cash equivalents	$37,714	$28,435
Available-for-sale securities	72,238	58,252
Restricted cash	100	100
Accounts receivable	9,267	9,798
Prepaid expenses and other current assets	8,982	10,167
Total current assets	128,301	106,752

Restricted cash	528	528
Property and equipment, net	6,297	7,307
Other assets	1,068	34
Intangible assets, net	2,165	2,085
In-process research and development	7,010	7,010
Goodwill	3,605	3,605
Total assets	$148,974	$127,321

Liabilities, Non-Controlling Interest (Deficit) and Stockholders’ Deficit
Accounts payable, accrued expenses and other	$24,936	$31,184
Deferred revenues	9,350	8,890
Deferred rent	1,153	1,243
Deferred tax incentives	512	512
Derivative liability	196	231
Loans payable	2,373	6,254
Total current liabilities	38,520	48,314

Deferred revenues	71,114	68,509
Deferred rent	6,323	6,735
Deferred tax incentives	755	627
Loans payable	37,482	34,076
Accrued interest	1,200	1,200
Total liabilities	155,394	159,461

Non-controlling interest (deficit)	97	(73)
Total stockholders’ deficit	(6,517)	(32,067)
Total liabilities, non-controlling interest (deficit) and stockholders’ deficit	$148,974	$127,321

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